Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

Smith Douglas Homes Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price per share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share, Smith Douglas Homes Corp. 2024 Incentive Award Plan	457(h)	2,051,282(3)	$21.00	$43,076,922	$147.60 per $1,000,000	$6,358.15
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
				Total Offering Amounts			$43,076,922
				Total Fees Previously Paid			$0
				Total Fee Offsets (4)			$0
				Net Fee Due			$6,358.15

(1)        Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) that become issuable under the Smith Douglas Homes Corp. 2024 Incentive Award Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Class A Common Stock.

(2)        Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $21.00 per share of Class A Common Stock pursuant to the registrant’s Registration Statement on Form S-1 (File No. 333-274379), declared effective on January 10, 2024.

(3)        Consists of 2,051,282 shares of Class A Common Stock initially available for issuance under the 2024 Plan.

(4)       The registrant does not have any fee offsets.